SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (“Agreement”) is made and entered into by and among Euramax Holdings, Inc., a Delaware corporation (“Holdings”), Euramax International, Inc., a Delaware corporation (the “Company”), and Shyam K. Reddy (the “Executive”).

WHEREAS, the Executive currently serves as Chief Administrative Officer, General Counsel and Corporate Secretary of the Company Group (as defined below);

WHEREAS, the Executive, Holdings and the Company have agreed that the Executive’s services to the Company Group as Chief Administrative Officer, General Counsel and Corporate Secretary and the Executive’s employment with the Company Group shall terminate as of March 20, 2015 (the “Termination Date”).

NOW, THEREFORE, in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Resignation as an Officer and Corporate Secretary. As of the Termination Date, the Executive shall be deemed to have resigned as an employee, officer, and director of each member of the Company Group for which he is an employee, officer, director and/or Corporate Secretary, as the case may be. The foregoing resignations shall be automatically self- effectuating and require no further action by the Company Group or the Executive; notwithstanding the foregoing, however, the Executive agrees to execute such further documents as Holdings or the Company may reasonably request to effectuate such resignations.
2.Termination of Employment. As of the Termination Date, the Executive’s employment with all members of the Company Group shall terminate. Such termination shall be considered to be a voluntarily resignation by the Executive and to be in compliance with any applicable notice requirements (if any). The Executive will be paid his regular base salary and accrued unused vacation (if any) through the Termination Date. Such salary shall be paid in accordance with the Company’s normal payroll practices. The payment for accrued unused vacation shall be made in one lump sum payment on the first regular payroll date falling at least seven (7) days after the Termination Date. The Company shall promptly reimburse the Executive for any business-related expenses properly incurred by the Executive during his employment, in each case in accordance with the Company’s expense-reimbursement policies. Executive shall not be an employee, officer, director, agent, or representative of the Company after the Termination Date, and Executive shall not hold himself out as such.
3.Severance. In consideration for the Executive signing and not revoking this Agreement in accordance with its terms, in full settlement of any compensation or benefits to which the Executive would otherwise be entitled, and in exchange for the promises, covenants, releases, and waivers set forth in this Agreement, the Company will provide the Executive with the following post-employment payments and other items of value (the “Severance”):

(a)A severance payment in the total amount of $149,800.00 (less applicable taxes and withholdings), representing six (6) months of the Executive’s current base salary, payable in accordance with the Company’s payroll practices;

(b)A bonus payment in the amount of $104,860.00 (less applicable taxes and withholdings), payable in one lump sum payment no later than April 30, 2015.
4. Acknowledgement .    Executive acknowledges and agrees that (a) the consideration described in Sections 2 and 3, above, are in full discharge of any and all liabilities and obligations of the Company or its affiliates to Executive, monetarily or otherwise, with respect to Executive’s employment with or service to the Company or the termination thereof,
(b) upon receipt of the consideration described in Section 2, Executive will have received all salary, bonus amounts, benefits, incentive payments, equity, phantom equity, vacation pay, sick pay, and other compensation, benefits, perquisites, or other things of value of any kind or nature due to Executive in connection with Executive’s employment with or service to the Company or the termination thereof, and (c) except as expressly described in this Agreement, Executive will not receive any salary, bonus payments (including but not limited to any First Bonus or Second Bonus under the Company’s January 2015 Retention Compensation Program or any Participation Agreement entered into in connection therewith), benefits, incentive payments, equity, phantom equity, vacation pay, sick pay, or any other compensation, benefits, perquisites, or other things of value of any kind or nature arising out of or related to Executive’s employment with or service to the Company, or the termination thereof. Executive further acknowledges and agrees that Executive would not be entitled to the consideration set forth in Section 3 except pursuant to the terms of this Agreement.
5.Benefits Continuation. Independent of this Agreement, the Executive and the Executive’s eligible dependents may be entitled to elect health benefit continuation coverage (at the Executive’s own expense) if the Executive timely applies for such benefits and otherwise satisfies the eligibility criteria under governing law. Information regarding any rights the Executive may have under COBRA or applicable state law will be provided to the Executive in a separate mailing. Should the Executive timely elect COBRA coverage, the Company will reimburse the Executive for the cost of his COBRA premiums for up to six months of such coverage (or, if earlier, until the Executive becomes eligible for coverage from another employer), upon the Company’s receipt of appropriate documentation showing the Executive’s payment of such premiums. For avoidance of doubt, the Executive will be solely responsible for the payment of any COBRA premiums after the expiration of this six month period. As explained more fully in the materials the Executive will receive, any such continuation coverage may cease at any time the Executive is deemed eligible for coverage from another employer.

6.	Release of Claims.

(a)In consideration of the Severance and the other consideration to be provided to the Executive pursuant to this Agreement, the sufficiency of which the Executive acknowledges is fair and sufficient, the Executive, with the intention of binding himself and his heirs, executors, administrators, successors and assigns, does hereby release, remise, acquit and forever discharge Holdings, the Company and each of their respective subsidiaries and affiliates (collectively, the “Company Group”), their present and former officers, directors, executives, shareholders, members, agents, advisors, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held (collectively “Claims”), arising on or prior to the Effective Date (as defined below) of this Agreement, against any Company Released Party, including, but not limited to, Claims (i) under any contract, agreement, or understanding that Executive may have or may have had with any of the Company Released Parties, whether written or oral, at any time prior to the Effective Date of this Agreement; (ii) that arise out of, or relate to, the Executive’s employment or relationship with any member of the Company Group or termination thereof, including, without limitation, Claims for severance benefits, unpaid wages, salary or incentive payments, bonuses, stock options, deferred compensation, equity, phantom equity, vacation, personal or sick time, other fringe benefits, attorneys’ fees, other monetary or equitable relief, or any tangible or intangible property of Executive’s that remains with any of the Company Released Parties; (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort; (iv) for any violation of applicable federal, state and local laws, including, without limitation, all laws concerning unlawful and unfair labor and employment practices; and (v) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA’’), and any similar or analogous state statute, excepting only: (x) the right of the Executive to receive COBRA continuation coverage in accordance with applicable law; (y) claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan within the Company Group; and (z) rights to indemnification the Executive may have under the by-laws or certificate of incorporation of Holdings and the Company and its affiliates; any applicable law; or any applicable directors’, officers’, fiduciary, professional liability, or other applicable insurance policy (if any).

(b)The Executive acknowledges and agrees that this Agreement, including the Executive’s release of Claims, is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.
(c)The Executive’s release of Claims applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.
(d)The Executive specifically acknowledges that his acceptance of the terms of this Agreement is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any other federal, state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive. Nothing in this Agreement shall preclude the Executive from seeking to access any governmental agencies for any reason (including the filing of any claim of employment discrimination with the Equal Employment Opportunity Commission) at any time; provided, that, in such event, the Company or Holdings may assert the Executive’s release of Claims as a bar to any Claim waived and released in this Section 6, and the Executive agrees that he will not accept any monetary or other recovery in connection with any charge, complaint, grievance, demand, or other action brought against any of the Company Released Parties by the Executive or any other person or entity. Executive further represents and warrants that he has not assigned or conveyed to any other person or entity (i) any part of or interest in the Severance or (ii) any of the Claims released in this Section 6.
(e)The Executive acknowledges that he has been given a period of twenty-one (21) days to consider whether to execute this Agreement. If the Executive accepts the terms hereof and executes this Agreement, he may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Agreement. This Agreement will not be effective or enforceable until the seven- (7- ) day revocation period has expired. If the Executive revokes this

Agreement, the Agreement shall be null and void in its entirety and the Company shall have no further obligations to the Executive under this Agreement, including, but not limited to, paying the Severance to the Executive pursuant to Section 3, above. If no such revocation occurs, this Agreement shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the eighth (8th) day after the Executive executes this Agreement (the “Effective Date”).
(f)The Executive acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Agreement, and has been given a sufficient period within which to consider this Agreement.
(g)The Executive acknowledges that this Release relates only to claims that exist as of the Effective Date of this Agreement.
7.Confidential Information. The Executive acknowledges that during the course of the Executive’s employment with the Company and other members of the Company Group, the Executive has been exposed to and has received information relating to the confidential affairs of the Company Group, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company Group and other forms of information considered by the Company Group to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, “Confidential Information”). The Executive warrants and agrees that he has not and will not, directly or indirectly, divulge, disclose, transmit, reproduce, convey, summarize, quote, share, or make accessible to any other person or entity any Confidential Information, or use Confidential Information for his own or any other person’s or entity’s benefit. The Executive agrees that he will not disclose, or cause to be disclosed in any way, the terms of this Agreement, except for the purpose of enforcing this Agreement, should that ever be necessary; provided, however, that the foregoing does not prohibit the Executive from providing this information on a confidential basis to his current spouse, attorney, accountant, or financial advisor so long as he ensures that these parties maintain the strict confidentiality of this Agreement; provided that nothing herein prevents the Company from filing this Agreement with the Securities and Exchange Commission or another government agency, and provided further that should this Agreement become publicly available as a result of such Company filing, this Agreement no longer will be deemed confidential under this Section 7.
8.Company Property. The Executive warrants and represents that on or before the Termination Date, the Executive has returned (and has not retained any copies thereof) any and all Company property in his possession, including, but not limited to, vehicles, cell phones, laptops and similar Company-issued devices, ID cards, keys, log-in credentials and passwords, and Confidential Information, whether retained electronically or in hard copy, including, without limitation, all notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during the Executive’s employment with the Company Group. Notwithstanding the foregoing and in support of the Company’s and Executive’s mutual objective to ensure a smooth transition, the Company shall permit Executive to have access to Executive’s corporate google account until March 27, 2015, which access shall not be considered a breach of this Section 8. Any use of Company property by Executive in connection with assistance being provided to, for, or on behalf of the Company (at the Company’s request or direction) shall not be considered a breach of this provision.
9.Non-Competition. By and in consideration of the Company entering into this Agreement, including the Company’s obligation to pay the Executive the Severance as provided in Section 3, above, the Executive agrees that the Executive shall not, for a period of six (6) months after the Termination Date (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that, in no event shall (a) ownership by the Executive of two percent or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 9, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a shareholder thereof, or (b) being employed by an entity, standing alone, be prohibited by this Section 9, so long as the entity has more than one discrete and readily distinguishable part of its business and the Executive’s duties are not at or involving the part of the entity’s business that is actively engaged in a Restricted Enterprise. For purposes of this Section 9, “Restricted Enterprise” shall mean any person or entity that is engaged, directly or indirectly, in (or intends or proposes to engage in, or has been organized for the purpose of engaging in) a business which is in material competition with a business of any member of the Company Group in any country or territory in which such member of the Company Group markets any of its services or products or has plans to begin marketing any of its services or products. Notwithstanding the foregoing, it shall not be a breach of this provision, or a breach of any non-solicitation covenant by which former Company employee Mitchell Lewis is bound, for the Executive to seek or accept employment from Mitchell Lewis or BlueLinx Corporation, or provide services to, for and on behalf of Mitchell Lewis or BlueLinx Corporation, so long as both the Executive and Mr. Lewis comply with all of their other obligations to the Company and/or Holdings, including, in the case of the Executive, all of his other obligations as set forth in this Agreement.
10.Non-Solicitation of Employees. During the Restriction Period, the Executive shall not, directly or indirectly, hire, induce or solicit (or assist any other person or entity to hire, contact, induce or solicit) for employment any person who is, or within the 12 months prior to the date of such hiring, contacting, inducing or solicitation was, an employee of any member of the Company Group.
11.Non-Interference with Business Relationships. During the Restriction Period, the Executive shall not, directly or indirectly, encourage, induce or solicit (or assist any other person or entity to encourage, induce or solicit) any customer or client of any member of the Company Group to terminate its relationship or otherwise cease doing business in whole or in part with any member of the Company Group, or directly or indirectly interfere with (or assist any other person or entity to interfere with) any material relationship between the Company Group and any of its or their customers or clients so as to cause harm to any member of the Company Group.
12.Extension of Restriction Period. The Restriction Period shall be tolled for any period during which the Executive is in breach (as determined by a court or as mutually agreed to have occurred) of any of Sections 9, 10, or 11 hereof.
13.Non-Disparagement. The Executive covenants and agrees that he will not, directly or indirectly, make any statement or engage in any conduct that disparages or denigrates in any way, the Company Group or any of the other Company Released Parties, nor any of its or their businesses, products, or services.
14.Legal Process. If the Executive receives a subpoena or process from any person or entity (including, but not limited to, any governmental agency) which would or may require the Executive to disclose documents or information or provide testimony (in a deposition, court proceeding, or otherwise) regarding, in whole or in part, the Company Group and/or any Confidential Information, the Executive will: (a) notify the Company Group of the subpoena or other process, in writing, within three (3) days of receiving it, and (b) to the maximum extent possible, not make any disclosure until the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure, limit the scope or nature of such disclosure, and/or seek to participate in the proceeding or matter in which the disclosure is sought.
15.Cooperation. The Executive agrees that he will cooperate reasonably with the Company in connection with any existing or future investigation by or legal action(s) involving the

Company Group, whether administrative, civil, or criminal in nature, in which and to the extent that the Company Group believes the Executive may have relevant knowledge or information or that that Executive’s cooperation may otherwise be helpful. Such cooperation shall include, but not be limited to, preparing for any trials, hearings, or other proceedings, and providing truthful testimony in connection therewith. The Company Group will make good faith reasonable efforts to schedule the Executive’s cooperation so as not to unduly interfere with his personal or business pursuits. The Executive’s cooperation under this Section 15 will be without further compensation to the Executive, except that the Company Group will reimburse the Executive for the reasonable, pre-approved out of pocket expenses the Executive incurs in connection with such cooperation.
16.Complete Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, oral or written, between the parties hereto with respect to the subject matter hereof.
17.Nonassignability. No right granted to the Executive under this Agreement shall be assignable or transferable (whether by operation of law or otherwise and whether voluntarily or involuntarily).
18.Successors and Assigns.

(a)This Agreement shall not be terminated by any merger, consolidation, share exchange or similar form of corporate reorganization of the Company or any such type of transaction involving the Company or any other member of the Company Group (a “Business Combination”). In the event of any Business Combination, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person to which such assets are transferred (the “Surviving Company”) and such Surviving Company shall be treated as the Company hereunder.

(b)This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die and, under the terms of this Agreement, any payment would be required to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive’s estate.
19.Waiver. The failure to enforce at any time any provision of this Agreement or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Agreement.
20.Counterparts. This Agreement may be executed by .pdf or facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
21.Governing Law, Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the state of Delaware without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect. If any provision of this Agreement is found to be illegal, void or incapable of being enforced by a court of appropriate jurisdiction, the parties consent to the authority of such court to “blue pencil” or otherwise modify any such provision so as to render such provision enforceable while maintaining the original intent of the parties, as set forth herein, to the maximum extent possible. In the event of any dispute, claim, or litigation arising out of or relating in any way to this Agreement, the parties hereby agree and consent to be subject to the jurisdiction of the state courts of Fulton County, Georgia. The parties hereby irrevocably waive, to the fullest extent permitted by law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.
22.Section 409A. It is the intent of the parties to this Agreement that no payments under this Agreement be subject to the additional tax on deferred compensation imposed by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding the foregoing, the Company does not guarantee that any payment hereunder complies with or is exempt from Section 409A of the Code and neither the Company, nor any of the Company Released Parties, shall have any liability with respect to any failure of any payments or benefits herein to comply with or be exempt from Section 409A of the Code. Each payment payable hereunder shall constitute a payment in a series of payments for all purposes.
23.Notice. For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by certified mail to the following addresses:

If to Executive:

Attention:    Shyam K. Reddy
17 Habersham Cove Dr. Atlanta, GA 30305

If to the Company or Holdings:

Attention:    Mary Cullin
Chief Financial Officer 303 Research Drive
Norcross, GA 30092

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

24.Authorization. Holdings and the Company each warrants and represents that the individual(s) signing this Agreement on its behalf is/are fully authorized to do so.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

EURAMAX HOLDINGS, INC.

By: /s/ Hugh E. Sawyer
Name: Huge E. Sawyer
Title: President
Date: March 19, 2015

EURAMAX INTERNATIONAL, INC.

By: /s/ Hugh E. Sawyer
Name: Hugh E. Sawyer
Title: President
Date: March 19, 2015

EXECUTIVE

By: /s/ Shyam K. Reddy
Shyam K Reddy
Date: March 19, 2015